Exhibit 99.1

BeiGene Highlights Promising Data from Blood Cancer Portfolio and Pipeline at the European Hematology Association Hybrid Congress

-New follow-up results from Phase 3 SEQUOIA trial and post hoc safety analyses for BRUKINSA® (zanubrutinib) reinforce potential across various B-cell malignancies
-Early results for BTK-targeted CDAC (BGB-16673) and BCL-2 inhibitor (BGB-11417) in various B-cell malignancies illustrate promise of pipeline

BASEL, Switzerland & BEIJING & CAMBRIDGE, Mass.-- June 9, 2023 -- BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company, today announced the presentation of new data from its broad blood cancer portfolio of approved therapies and promising early-stage pipeline products at the 2023 European Hematology Association (EHA) Hybrid Congress. BeiGene has ten accepted abstracts at EHA, which is taking place from June 8-11 in Frankfurt, Germany.

“We are excited to share the latest research from our robust hematology portfolio and pipeline, including new results that further deepen our understanding of BRUKINSA across a number of hematologic malignancies,” said Lai Wang, Ph.D., Global Head of R&D at BeiGene. “These data underscore our ongoing commitment to delivering treatments that have the potential to improve the lives of those living with blood cancers.”

Expanding the Evidence Base for BRUKINSA

With extended follow-up from the pivotal, Phase 3 SEQUOIA study, BRUKINSA remains an important frontline treatment option for chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL). BRUKINSA continued to demonstrate clinically meaningful efficacy in patients with treatment-naïve CLL/SLL without del(17p). In addition to the previously reported benefit in patients with the unmutated immunoglobulin heavy chain (IGHV) gene, longer follow-up now shows benefit in those with mutated IGHV as well, and patients with del(17p) continue to demonstrate progression-free survival (PFS) benefit consistent with the randomized cohort. BRUKINSA continues to be well tolerated over time, with low rates of treatment discontinuation. (Abstract #P639)

In post-hoc analyses, safety data were pooled from ten clinical trials of BRUKINSA monotherapy in patients with certain B-cell malignancies, including from the Phase 3 ASPEN and ALPINE trials, which compared BRUKINSA head-to-head with ibrutinib. These pooled safety analyses demonstrate that BRUKINSA is generally well tolerated, as BRUKINSA adverse events were generally mild-to-moderate in severity and tended not to lead to treatment discontinuation. Prevalence of adverse events of special interest (AESI) generally trended down over time without emergence of new safety signals, supporting BRUKINSA as a viable long-term treatment option. (Abstract #P631)

In an updated safety and efficacy analysis of BRUKINSA in patients with various B-cell malignancies, results showed that switching to BRUKINSA may provide clinical benefit to patients previously intolerant of ibrutinib and/or acalabrutinib. In total, 82 patients were evaluated (61 CLL/SLL, 13 Waldenström’s macroglobulinemia, 4 mantle cell lymphoma, 4 marginal zone lymphoma). (Abstract #P633)

Additionally, in an updated analysis of the Phase 2 ROSEWOOD study, BRUKINSA plus obinutuzumab, a humanized type II anti-CD20 monoclonal antibody, demonstrated clinically meaningful activity and manageable safety profile in patients with heavily pretreated relapsed/refractory (R/R) follicular lymphoma (FL). The European Medicines Agency recently validated BeiGene’s Type II variation application for BRUKINSA for the treatment of adult patients with R/R FL. (Abstract #P1080)

BeiGene’s Promising Early Pipeline in Hematology

BGB-16673 is an orally available Bruton’s tyrosine kinase (BTK)-targeting chimeric degradation activation compound (CDAC) that is designed to be a potent inhibitor against tumors expressing wildtype and clinically relevant BTK mutations. The investigative molecule is currently being evaluated in Phase 1 trials (NCT05006716, NCT05294731). The preclinical findings presented at EHA suggest BGB-16673 is a promising next-generation BTK inhibitor that could benefit patients who developed BTKi on-target resistant mutations. (Abstract #P1219)

Additionally, in an encore presentation from the American Society of Clinical Oncology Annual Meeting, BGB-11417, a potent and highly selective BCL-2 inhibitor, showed promising initial efficacy results in relapsed/refractory CLL/SLL, with patients achieving responses at lower dose levels. (Abstract #P626)

About BRUKINSA® (zanubrutinib)
BRUKINSA is a small molecule inhibitor of BTK discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is supported by a broad clinical program which includes more than 4,900 subjects in 35 trials across 29 markets. To date, BRUKINSA is approved in more than 65 markets around the world, including the United States, China, the European Union, Great Britain, Canada, Australia, South Korea, and Switzerland.

About BGB-16673
BGB 16673 is an orally available BTK targeting CDAC designed to degrade wildtype BTK and multiple mutant forms. It is currently under phase 1 clinical investigations (NCT05006716, NCT05294731).

About BGB-11417
BGB-11417 is an investigational small molecule BCL-2 inhibitor. Preclinical and IND-enabling studies of BGB-11417 have demonstrated potent activity and high selectivity against the pro-apoptotic protein BCL-2. The molecule is more selective than venetoclax for BCL-2 relative to BCL-xL and shows the potential to overcome resistance to venetoclax.

About BeiGene
BeiGene is a global biotechnology company that is discovering and developing innovative oncology treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 9,400 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

U.S. IMPORTANT SAFETY INFORMATION FOR BRUKINSA (zanubrutinib)

Warnings and Precautions
Hemorrhage
Fatal and serious hemorrhage has occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage, including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.6% of patients treated with BRUKINSA monotherapy in clinical trials, with fatalities occurring in 0.3% of patients. Bleeding of any grade, excluding purpura and petechiae, occurred in 30% of patients.

Bleeding has occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Coadministration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.
Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.
Infections
Fatal and serious infections (including bacterial, viral, or fungal infections) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 24% of patients, most commonly pneumonia (11%), with fatal infections occurring in 2.9% of patients. Infections due to hepatitis B virus (HBV) reactivation have occurred.
Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia, and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.
Cytopenias
Grade 3 or 4 cytopenias, including neutropenia (22%), thrombocytopenia (8%) and anemia (7%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 11% of patients, and Grade 4 thrombocytopenia occurred in 2.8% of patients.
Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.
Second Primary Malignancies
Second primary malignancies, including non-skin carcinoma, have occurred in 13% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer reported in 7% of patients. Other second primary malignancies included malignant solid tumors (5%), melanoma (1.2%), and hematologic malignancies (0.5%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.
Cardiac Arrhythmias
Serious cardiac arrhythmias have occurred in patients treated with BRUKINSA. Atrial fibrillation and atrial flutter were reported in 3.7% of 1550 patients treated with BRUKINSA monotherapy, including Grade 3 or higher cases in 1.7% of patients. Patients with cardiac risk factors, hypertension and acute infections may be at increased risk. Grade 3 or higher ventricular arrhythmias were reported in 0.2% of patients.
Monitor for signs and symptoms for cardiac arrhythmias (e.g. palpitations, dizziness, syncope, dyspnea, chest discomfort), manage appropriately, and consider the risks and benefits of continued BRUKINSA treatment.
Embryo-Fetal Toxicity
Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.
Adverse Reactions
The most common adverse reactions (≥30%), including laboratory abnormalities, included decreased neutrophil count (42%), upper respiratory tract infection (39%), decreased platelet count (34%), hemorrhage (30%), and musculoskeletal pain (30%).

Drug Interactions
CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.
CYP3A Inducers: Avoid coadministration with strong or moderate CYP3A inducers. Dose adjustment may be recommended with moderate CYP3A inducers.
Specific Populations
Lactation: Advise not to breastfeed.
Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.
INDICATIONS
•BRUKINSA is indicated for the treatment of adult patients with
•chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL)
•Waldenström’s macroglobulinemia (WM)
•Mantle cell lymphoma (MCL) who have received at least one prior therapy.
•Relapsed or refractory marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen.
The MCL and MZL indications are approved under accelerated approval based on overall response rate. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials.
Please see full U.S. Prescribing Information including U.S. Patient Information
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the strength of BeiGene’s blood cancer portfolio and pipeline; the potential for BeiGeneto deliver treatments that have the potential to improve the lives of those living with blood cancers; the potential for BRUKINSA to be an important frontline treatment option for CLL or SLL; the general future of BeiGene’s pipeline and programs; BeiGene’s advancement, anticipated clinical development, regulatory milestones and commercialization of BGB-11417, BGB-16673, and zanubrutinib; and BeiGene’s plans, commitments, aspirations, and goals under the heading “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact:
Kevin Mannix
+1 240-410-0129
ir@beigene.com

Media Contact:
Maryline Iva
+ 41 61 685 2090
media@beigene.com